Exhibit(j)(3)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Master Portfolio Trust

We consent to the use of our reports, dated July 24, 2009, with respect to the financial statements of Government Portfolio, as of May 31, 2009, a series of Master Portfolio Trust and dated October 26, 2009, with respect to the financial statements of Liquid Reserves Portfolio, U.S. Treasury Reserves Portfolio, Tax Free Reserves Portfolio and Prime Cash Reserves Portfolio, as of August 31, 2009, each a series of Master Portfolio Trust, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York
May 27, 2010